EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Dava Guerin Guerin Public Relations, Inc. (215) 914-2040 or (215) 262-0740 (wireless)
or
Brighid de Garay UbiquiTel Inc. (610) 832-3311 or (610) 453-7495

UBIQUITEL REPORTS THIRD QUARTER 2003 EARNINGS

EBITDA increases to $11.1 million, driven by strong revenue growth and resolution of Sprint charges.

CONSHOHOCKEN, Pa. – November 11, 2003 – UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint (NYSE: FON, NYSE: PCS), today reported financial and operating results for the third quarter ended September 30, 2003, with significant growth in EBITDA and operating margin.

Highlights for the 3rd Quarter 2003:

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA) grew sequentially by 115% to $11.1 million for the quarter. EBITDA included a one-time positive adjustment of $3.2 million resulting from the resolution of outstanding charges with Sprint that was negotiated as part of the addendum to the Sprint management agreement, previously announced on November 10, 2003. Excluding the Sprint resolution, EBITDA increased 52% over the second quarter 2003.

•                  UbiquiTel generated $1.6 million of free cash flow during the third quarter 2003, the second consecutive quarter of positive free cash flow.  As of September 30, 2003, cash, cash equivalents and restricted cash were approximately $61.1 million.

•                  ARPU remained strong at $58; 3G data services contributed $1.48 to third quarter 2003 ARPU, a 63% improvement from the second quarter.

•                  As previously announced, net adds for the quarter were approximately 13,200 with 90% in prime credit classes.  Churn increased from the second quarter 2003 level by 50bps to 3.4% due primarily to an increase in voluntary churn during the quarter.

“Our focus on growing our customer base on high end rate plans with PCS VisionSM helped drive 30% year over year subscriber revenue growth, and a continuing high roaming ratio of 1.8 to 1 contributed to strong EBITDA performance in the third quarter,” said Donald A. Harris, chairman and chief executive officer of UbiquiTel Inc.  “We expect accelerated momentum in EBITDA and free cash flow in 2004 from the improved back office expense rates and more predictable wholesale revenue rates as a result of the recent addendum to the Sprint management agreement.”

Total revenues were $72.8 million in the third quarter 2003, a sequential increase of 10% from the second quarter 2003, and a 19% increase over the third quarter 2002.  Revenues were comprised of $51.6 million of subscriber revenues, $17.7 million of roaming revenues, and $3.5 million of equipment revenues. Subscriber revenues increased 4% sequentially from the second quarter 2003 and 30% from the third quarter 2002. Roaming revenues increased by 27% over the second quarter 2003, but declined by 8% from the third quarter 2002 due to the reduction in the reciprocal travel rate with Sprint from $0.10 per minute to $0.058 per minute effective January 1, 2003.

The net loss for the third quarter was $(7.0) million or $(0.08) per share compared to a net loss of $(8.9) million in the second quarter or $(0.11) per share and a net loss of $(30.5) million or $(0.38) per share in the third quarter 2002.  The reported results include a one-time positive adjustment of $3.2 million or approximately $0.04 per share for the third quarter 2003.

-more-

UbiquiTel received notice during the quarter that the Federal Deposit Insurance Corporation had been appointed as receiver for one of the participants in the company’s $280 million senior secured credit facility and had exercised its statutory authority to repudiate and disaffirm its obligations with respect to the credit agreement. This effectively reduced the company’s availability under its revolving credit facility by $2.3 million to $47.7 million.

SUMMARY OF QUARTERLY OPERATING AND FINANCIAL METRICS*:

	Q3 2003	Q2 2003	Q3 2002

Net additions	13,200	17,600	18,800
Net additions mix
Prime	90%	88%	86%
Sub-prime	10%	12%	14%
Churn	3.4%	2.9%	4.3%
Ending subscribers	305,000	291,800	234,600
Penetration-Covered POPs	3.9%	3.7%	3.2%
Ending subscribers mix
Prime	73%	73%	67%
Sub-prime	27%	27%	33%
Reseller subscribers	8,300	2,100	—
ARPU	$58	$58	$58
CPGA	$466	$452	$474
CCPU	$42**	$46	$65
EBITDA	$11.1 million**	$5.1 million	$(8.1) million
Covered pops	7.8 million	7.8 million	7.6 million
Capital expenditures	$5.6 million	$2.5 million	$7.0 million
Minutes of use per subscriber	787	764	638
System minutes	804 million	726 million	520 million
Roaming Minutes-Inbound	223 million	179 million	168 million
Roaming Minutes-Outbound	123 million	100 million	81 million
Roaming Inbound to Outbound Ratio	1.8 to 1	1.8 to 1	2.1 to 1

*                 All metrics are reported exclusive of reseller activities except where noted.

**          Third quarter 2003 CCPU and EBITDA includes an approximately $4 credit per subscriber from a one-time adjustment of $3.2 million relating to the resolution of disputed charges with Sprint.

Conference Call to be held November 12th at 10:30 a.m. ET

UbiquiTel’s management will conduct a conference call tomorrow, November 12, at 10:30 a.m., Eastern Time, to discuss its results for the three months ended September 30, 2003 and provide guidance for the fourth quarter 2003.  Investors and interested parties may listen to the call via a live webcast accessible through the company’s website, www.ubiquitelpcs.com.  To listen, please register and download audio software at the site at least 15 minutes prior to the start of the call.  The webcast will be archived on the site, while a telephone replay of the call will be available for 7 days beginning at 12:30 p.m., Eastern Time, November 12, at 888-286-8010 or 617-801-6888, passcode: 88678893.

Financial Measures and Definitions of Terms Used

UbiquiTel provides certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and adjustments to GAAP (non-GAAP) to assess the company’s financial performance.  In addition, the company uses certain non-financial terms, such as churn, which are metrics used in the wireless communications industry and are not measures of financial performance under GAAP.  The non-GAAP financial measures reflect standard measures of liquidity, profitability or performance and the non-financial metrics reflect industry conventions, both of which are commonly used by the investment community for comparability purposes.  The non-GAAP financial measures used in this release are reconciled in an attachment to this release.  The non-financial terms and metrics used in this release include the following:

EBITDA – An acronym for earnings before interest, taxes, depreciation and amortization, without giving effect to any extraordinary gains or losses.  This definition of EBITDA is consistent with the definition of EBITDA in our debt covenants.  EBITDA is a measure used by the investment community in the telecommunications industry for comparability as well as in our debt covenants for compliance purposes and is not intended to represent the results of our operations in accordance with GAAP.

ARPU – Average Revenue Per User: Summarizes the average monthly service revenue per customer, excluding roaming and reseller revenue. ARPU is computed by dividing subscriber revenue by the average subscribers for the period.

CCPU – Cash Cost Per User:  Summarizes the average monthly cash costs to provide digital wireless mobility communications services per customer.  CCPU is computed by dividing the sum of cost of service and operations and general and administrative expenses by the average subscribers for the period.

Churn – Monthly rate of customer turnover expressed as the percentage of the beginning customer base that both voluntarily and involuntarily discontinued service during the period.  Churn is computed by dividing the number of customers that discontinued service during the period, net of 30-day returns, by the beginning customer base for the period.

CPGA – Cost Per Gross Add: Summarizes the initial cost per customer gross addition.  CPGA is computed by dividing the sum of sales and marketing expenses plus cost of goods sold less equipment revenue, by the number of customer gross additions acquired during the period.

Free Cash Flow – Summarizes the cash flow from operating activities and capital expenditures.  Free cash flow is computed by adding net cash provided by or used in operating activities and capital expenditures.

About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

About Sprint

Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 70,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors: UbiquiTel’s dependence on its affiliation with Sprint; changes in Sprint’s fee structure with UbiquiTel; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint to provide back office, customer care and other services; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless industry; the potential to experience a high rate of customer turnover; Sprint’s credit policies; customer quality; the marketability, liquidity and price volatility of UbiquiTel’s common stock; anticipated future losses; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; and general market and economic conditions.  Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

-Financial Tables Follow-

UbiquiTel Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,700	$73,481
Restricted cash	2,424	2,408
Accounts receivable, net of allowance for doubtful accounts of $3,026 at September 30, 2003 and $4,343 at December 31, 2002	21,257	21,762
Inventory	2,366	2,751
Prepaid expenses and other assets	16,768	24,164
Total current assets	101,515	124,566
PROPERTY AND EQUIPMENT, NET	263,083	275,588
CONSTRUCTION IN PROGRESS	4,752	8,117
DEFERRED FINANCING COSTS, NET	9,367	12,717
INTANGIBLE ASSETS, NET	108,083	114,065
OTHER LONG-TERM ASSETS	3,468	3,774
Total assets	$490,268	$538,827
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$56,528	$54,068
Accrued interest	1,586	1,923
Current portion of long-term debt and capital lease obligations	5,645	683
Total current liabilities	63,759	56,674
LONG-TERM LIABILITIES:
Long-term debt and capital lease obligations	395,798	457,038
Other long-term liabilities	4,132	3,506
Total long-term liabilities	399,930	460,544
Total liabilities	463,689	517,218
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.001; 10,000 shares authorized; 0 shares issued and outstanding at September 30, 2003 and December 31, 2002	—	—
Common stock, par value $0.0005; 240,000 shares authorized; 92,579 and 81,432 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	46	41
Additional paid-in-capital	299,908	295,236
Accumulated deficit	(273,375)	(273,668)
Total stockholders’ equity	26,579	21,609
Total liabilities and stockholders’ equity	$490,268	$538,827

UbiquiTel Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES:
Service revenues	$69,289	$58,901	$188,961	$154,257
Equipment revenues	3,504	2,105	8,361	6,438
Total revenues	72,793	61,006	197,322	160,695
COSTS AND EXPENSES:
Cost of service and operations (exclusive of depreciation as shown separately below)	29,984	37,468	90,942	103,511
Cost of products sold	10,721	9,493	29,526	27,334
Selling and marketing	13,095	15,312	37,255	40,001
General and administrative expenses excluding non-cash compensation charges	7,876	6,751	23,098	19,317
Non-cash compensation expense	47	95	157	284
Depreciation, amortization and accretion	11,032	13,946	34,690	37,678
Total costs and expenses	72,755	83,065	215,668	228,125

OPERATING INCOME (LOSS)	38	(22,059)	(18,346)	(67,430)
INTEREST INCOME	146	396	483	1,365
INTEREST EXPENSE	(6,989)	(11,855)	(24,147)	(34,137)
GAIN ON DEBT RETIREMENTS	—	—	42,872	—
OTHER INCOME	—	140	—	214
INCOME (LOSS) BEFORE INCOME TAXES	(6,805)	(33,378)	862	(99,988)
INCOME TAX (EXPENSE) BENEFIT	(200)	2,896	(569)	8,687
NET INCOME (LOSS)	$(7,005)	$(30,482)	$293	$(91,301)

NET INCOME (LOSS) PER SHARE:
BASIC	$(0.08)	$(0.38)	$0.00	$(1.13)
DILUTED	$(0.08)	$(0.38)	$0.00	$(1.13)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	90,687	81,222	84,952	81,152
DILUTED	90,687	81,222	93,488	81,152

UbiquiTel Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine months Ended September 30,
	2003	2002
OPERATING ACTIVITIES:
Net income (loss)	$293	$(91,301)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	2,381	2,637
Amortization of intangible assets	5,982	12,254
Depreciation and accretion	28,709	25,424
(Gain) loss on sale of equipment	31	(114)
Interest accrued on discount notes	12,040	20,438
Non-cash compensation from stock options granted to employees	157	284
Deferred income taxes	—	(2,357)
Gain on debt retirements	(42,872)	—
Change in assets and liabilities, net	10,984	(1,914)
Net cash provided by (used in) operating activities	17,705	(34,649)

INVESTING ACTIVITIES:
Capital expenditures	(12,741)	(41,629)
Change in restricted cash	(16)	1,157
Cash received on sale of equipment	—	114
Net cash used in investing activities	(12,757)	(40,358)

FINANCING ACTIVITIES:
Drawings under senior secured credit facility	—	30,000
Repayments under senior secured credit facility	(15,000)	—
Proceeds from issuance of senior unsecured Series B discount notes	10,914	—
Cash payments for purchase and exchange of senior subordinated discount notes	(10,701)	—
Financing costs	(4,573)	(1,170)
Proceeds from issuance of common stock	32	67
Proceeds from exercise of stock options and warrants	147	—
Repayment of capital lease obligations and other long-term liabilities	(548)	(1,033)
Net cash provided by (used in) financing activities	(19,729)	27,864

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,781)	(47,143)
CASH AND CASH EQUIVALENTS, beginning of period	73,481	124,744
CASH AND CASH EQUIVALENTS, end of period	$58,700	$77,601

UbiquiTel Inc. and Subsidiaries
Reconciliation of EBITDA and Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
EBITDA:
Net income (loss)	$(7,005,000)	$(30,482,000)	$293,000	$(91,301,000)
Income tax expense (benefit)	200,000	(2,896,000)	569,000	(8,687,000)
Other income	—	(140,000)	—	(214,000)
Gain on debt retirements	—	—	(42,872,000)	—
Interest expense	6,989,000	11,855,000	24,147,000	34,137,000
Interest income	(146,000)	(396,000)	(483,000)	(1,365,000)
Depreciation, amortization, accretion	11,032,000	13,946,000	34,690,000	37,678,000
EBITDA income (loss)	$11,070,000	$(8,113,000)	$16,344,000	$(29,752,000)
AVERAGE REVENUE PER USER (ARPU):
Service revenue	$69,289,000	$58,901,000	$188,961,000	$154,257,000
Less: Reseller revenue	(59,000)	—	(70,000)	—
Less: Travel revenue	(13,778,000)	(17,055,000)	(34,891,000)	(40,724,000)
Less: Roaming revenue	(3,898,000)	(2,224,000)	(9,853,000)	(3,939,000)
Subscriber revenue	$51,554,000	$39,622,000	$144,147,000	$109,594,000

Average subscribers	298,170	226,640	281,912	209,131

ARPU	$58	$58	$57	$58

CASH COST PER USER (CCPU):
Cost of service and operations	$29,984,000	$37,468,000	$90,942,000	$103,511,000
Add: General and administrative expenses	7,876,000	6,751,000	23,098,000	19,317,000
Total cash costs	$37,860,000	$44,219,000	$114,040,000	$122,828,000

Average subscribers	298,170	226,640	281,912	209,131

CCPU	$42	$65	$45	$65

COST PER GROSS ADD (CPGA):
Selling and marketing	$13,095,000	$15,312,000	$37,255,000	$40,001,000
Add: Cost of products sold	10,721,000	9,493,000	29,526,000	27,334,000
Less: Equipment revenue	(3,504,000)	(2,105,000)	(8,361,000)	(6,438,000)
Total cost of gross additions	$20,312,000	$22,700,000	$58,420,000	$60,897,000

Gross Additions	43,600	47,900	129,900	136,200

CPGA	$466	$474	$450	$447

FREE CASH FLOW:
Net cash provided by (used in) operating activities	$7,234,000	$(18,065,000)	$17,705,000	$(34,649,000)
Capital expenditures	(5,631,000)	(7,040,000)	(12,741,000)	(41,629,000)
Free cash flow	$1,603,000	$(25,105,000)	$4,964,000	$(76,278,000)